Exhibit 99.01

NEURALSTEM’S PRECLINICAL ALZHEIMER’S DISEASE DATA PUBLISHED IN STEM CELLS TRANSLATIONAL MEDICINE

GERMANTOWN, MD, January 11, 2016 -- Neuralstem, Inc. (Nasdaq: CUR), a biopharmaceutical company using neural stem cell technology to develop small molecule and cell therapy treatments for central nervous system diseases, announced publication of “Human Cortical Neural Stem Cells Expressing Insulin-Like Growth Factor-1: A Novel Cellular Therapy for Alzheimer’s Disease,” in Stem Cells Translational Medicine (http://stemcellstm.alphamedpress.org/content/early/2016/01/07/sctm.2015-0103.short?rss=1).

Researchers reported that HK532-IGF-1 cells differentiated into a subtype of neurons (GABA-ergic) that are dysregulated in Alzheimer’s disease (AD) and produced increased vascular endothelial growth factors (VEGF) in vitro. Additionally, they significantly increased neuroprotection, while not impacting normal cellular function. In a mouse model of Alzheimer’s disease, the cells survived transplantation into the peri-hippocampus and exhibited long-term persistence in targeted brain areas. The researchers concluded that HK532-IGF-1 cells should be further studied as a possible disease-modifying Alzheimer’s intervention. HK532-IGF-1, Neuralstem’s second stem cell product, is a proprietary line of cortical neural stem cells engineered to express insulin-like growth factor-1 (IGF-1), which has been shown to have wide-ranging neuroprotective properties.

“IGF-1 is a potent neuroprotective molecule that is naturally produced in our brain and body,” said Karl Johe, PhD, Chief Scientific Officer of Neuralstem and a study author. “In aging or lesioned brains, extra addition of IGF-1 may be therapeutic. Combining neural stem cell therapy with a protein therapy, in a single and permanent delivery, is a powerful new therapeutic modality. HK532-IGF-1 is the first of such second generation stem cell therapies we are developing in which the stem cells are used as stable and safe delivery vehicle of therapeutic proteins.”

About Neuralstem

Neuralstem's patented technology enables the commercial-scale production of multiple types of central nervous system stem cells, which are being developed as potential therapies for many central nervous system diseases and conditions.

Neuralstem's ability to generate neural stem cell lines from human hippocampus, which were used for systematic chemical screening for neurogenesis effect, has led to the discovery and patenting of molecules that Neuralstem believes may stimulate the brain's capacity to generate new neurons, potentially reversing pathophysiologies associated with certain central nervous system (CNS) conditions.

The company has completed Phase 1a and 1b trials evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD), and is expecting to initiate a Phase 2 efficacy study for MDD in 2016.

Neuralstem's first stem cell product candidate, NSI-566, a spinal cord-derived neural stem cell line, is under development for treatment of amyotrophic lateral sclerosis (ALS). Neuralstem has completed two clinical studies, in a total of thirty patients, which met primary safety endpoints. In addition to ALS, NSI-566 is also in a Phase 1 study to treat paralysis due to chronic spinal cord injury, as well as in a Phase 1 study to treat paralysis from ischemic stroke.

Neuralstem's next generation stem cell product, NSI-532.IGF, consists of human cortex-derived neural stem cells that have been engineered to secrete human insulin-like growth factor 1 (IGF-1) protein. The treatment is currently in preclinical investigation for Alzheimer's disease (AD). In animal study reported at the 2015 Annual Meeting of the American Neurological Association, the cells improved cognition and reduced amyloid beta (Aβ) plaque load in AD mice.

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn.

Cautionary Statement Regarding Forward Looking Information:

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2014, and Form 10-Q for the three and nine months ended September 30, 2015, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC.

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301.366.1481

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